Goodbody - J P Morgan

To:  The Directors
     Hertal Acquisitions Plc
     30 Herbert Street

     Dublin 2

     The Directors

     Alchemy Partners (Guernsey) Limited
     Trafalgar Court
     Les Banques
     St Peter Port
     Guernsey

Date:                                                            3 February 2003
Dear Sirs

We refer to the offer document dated 3 February 2002 to be posted by Hertal Acquisitions plc ("Hertal") in connection with an offer by Hertal for the entire issued and to be issued share capital of Riverdeep Group plc (the "Offer Document")

We confirm the truth, accuracy and completeness of the following statements which appear in the Offer Document and we also attach documentary evidence to support each statement where appropriate.

COVER PAGE

     Goodbody Corporate Finance is regulated by the Central Bank of Ireland and is acting exclusively for Hertal and for no-one else in connection with the Offer.

     J.P. Morgan plc ("JPMorgan") is regulated in the United Kingdom by the Financial Services Authority and is acting exclusively for Hertal as financial adviser (within the meaning of the Rules of the Financial Services Authority) and for no one else in connection with the Offer or any other matter described in the Offer Document.

PART 1- LETTER FROM THE INDEPENDENT DIRECTORS

     Paragraph  2.3: The Offer  values the entire  issued and to be issued share
     capital  of  Riverdeep  at  approximately   US$376.3  million  ((euro)350.3
     million).

     Paragraph 2.4: Based on the US$/(euro) exchange rate of 0.9310 at 5:00 p.m. (Irish time) on 31 January 2003, being the last Business Day prior to the date of the Offer Document, the Offer values each Riverdeep Share at
     (euro)1.41. This represents:

     o a premium of approximately 88 per cent. over(euro)0.75, being the Closing Price of a Riverdeep Share on 8 November 2002, the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep; o

     o a premium of approximately 31 per cent. over (euro)1.08, being the average Closing Price of a Riverdeep Share in the month prior to 8 November 2002 the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep; and

     o a premium of approximately 23 per cent, over (euro)1.15, being the Closing Price of a Riverdeep Share on 17 January 2003, the last Business Day prior to the Announcement.

     Paragraph 3.1: The Partial Share Alternative is available in respect of a maximum of 11.4 per cent. of Riverdeep Securities which are the subject of the Offer.

PART 2- LETTER FROM GOODBODY CORPORATE FINANCE, JPMORGAN AND HERTAL

     Paragraph 2.3: The Offer values the entire issued and to be issued share capital (including outstanding consideration shares to be issued before the first closing date of the Offer) of Riverdeep at approximately US$376.3 million ((euro)350.3 million).

     Paragraph 2.4: Based on the US$/(euro) exchange rate of 0.9310 at 5:00 p.m. (Irish time) on 31 January 2003, being the last Business Day prior to the date of the Offer Document, the. Offer values each Riverdeep Share at
     (euro)1.41. This represents:

     o a premium of approximately 88 per cent. over(euro)0.75, being the Closing Price of a Riverdeep Share on 8 November 2002, the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep;

     o a premium of approximately 31 per cent. over (euro)1.08, being the average Closing Price of a Riverdeep Share in the month prior to 8 November 2002, the Last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep; and

     o a premium of approximately 23 per cent. over (euro)1.15, being the Closing Price of a Riverdeep Share on 17 January 2003, the last Business Day prior to the date of the Announcement.

     Paragraph 5.4: Assuming all Riverdeep Securityholders elected to receive the Partial Share Alternative in respect of their entire holding of Riverdeep Securities. Riverdeep Securityholders will be entitled to receive the Partial Share Alternative in respect of approximately 11.4 per cent. of their Riverdeep Securities.

     Paragraph 5.7: Goodbody Corporate Finance and JPMorgan have advised the board of Hertal that, in each of their opinions the estimated value range of a Hertal Share as at 31 January 2003 (being the last practicable date to make such valuation prior to the despatch of the Offer Document) is approximately US$1.00 to US$1.50 prior to any Private Company Discount. Details of this estimate of value are contained in the joint valuation letter from Goodlybody Corporate Finance and JPMorgan to the directors of Hertal, which is set out at paragraph 8 of Part A of Appendix II to the Offer Document.

     Paragraph 6.1.10: The value attributed to the Hertal Shares by Goodbody Corporate Finance and JPMorgan is below the level of cash consideration payable pursuant to the Offer. A joint valuation letter from Goodbody Corporate Finance and JPMorgan to the directors of Hertal is set out at paragraph 8 of Appendix II to the Offer Document. This valuation takes no account of the Private Company Discount which may arguably imply a lower valuation.

         Paragraph 7: On the bases and assumptions set out in the notes below, the following table shows, for illustrative purposes only and assuming that the Offer becomes or is declared unconditional in all respects, the financial effect on capital value for a holder of one Riverdeep Share, of accepting the Offer without making any election for the Partial Share Alternative,

                                                         Notes      (euro)

        Market value of one Riverdeep Share              (i)        0.75
        Cash consideration under the Offer               (ii)       1.41
        Increase in capital value                                   0.66
        Representing an increase of                      (iii)      88%

         Notes

     (i)  The market value of a Riverdeep Share is based on the Closing Price of
          (euro)0.75 on 8 November 2002 being the last Business Day prior to the announcement by Riverdeep of the initial approach by Barry O'Callaghan to Riverdeep.

    (ii) Based on the US$/(euro) exchange rate of 0.9310 at 5:00 p.m. (Irish time) on 31 January 2003, being the last Business Day prior to the date of the Offer Document.

   (iii) No account has been taken of any liability to taxation in assessing the financial effects of accepting the Offer.

     Paragraph 13: Goodbody Corporate Finance and JPMorgan have satisfied themselves that sufficient resources are available to Hertal to satisfy full acceptance-of the Offer.

APPENDIX IV

     Paragraph 4: The following table shows the last dealt price for Riverdeep Shares as derived from the Daily Official List of the Irish Stock Exchange on the first dealing day in each month from 1 August 2002 to 1 January 2003, on 8 November 2002 (the Business Day prior to the commencement of the Offer Period) and at the close of business on 31 January 2003 (the latest practicable date to obtain the relevant information prior to the posting of the Offer Document):

     Date                                              Riverdeep Shares(euro)
     1 August 2002                                     2.70
     2 September 2002                                  2.25
     1 October 2002                                    1.15
     1 November 2002                                   1.00
     8 November 2002                                   0.75
     2 December 2002                                   1.60
     2 January 2002                                    1.30
     31 January 2003                                   1.37

     Paragraph 8: Unless otherwise stated in the Offer Document

     o Riverdeep Share prices are sourced from the Daily Official List of the Irish Stock Exchange; and

     o all US$/(euro) exchange rates for a particular time and/or date prior to the date of the Offer Document are sourced from Bloomberg.

     Paragraph 10.1.1: Full acceptance of the Offer, would involve a maximum cash payment by Hertal of approximately US$284.3 million ((euro)264.7 million) to Riverdeep Securityholders Goodbody Corporate Finance and JPMorgan are satisfied that the necessary resources are available to Hertal to enable it to satisfy full acceptance of the Offer,

We also confirm that the following:-

     o that text set out at Paragraph 8 of Appendix II Part A contains the full text of a letter from JPMorgan and Goodbody Corporate Finance to the directors of Hertal regarding the estimate of the value of a Renal Share;

     o that where the latest practicable date prior to the posting of the Offer Document to obtain any information set out in Appendix IV, paragraphs 5.1 to 5.2 in each case the 30 January 2003 was that latest practicable date prior to the posting of the Offer Document.;

     o that the latest practicable date to obtain the information set out in paragraph 5.4. of Appendix IV prior to the posting of the Offer Document was 30 January 2003;

     o that the US$/(euro)exchange rate at 5:00 p.m. (Irish time) on 31 January 2003 was 0.9310; and

     o    The Closing  Price of a Riverdeep  Share was  (euro)0.75 on 8 November
          2002.

We hereby consent to the inclusion on the Offer Document of the references herein to our names in the form and context in which they appear.

Yours faithfully

For and on behalf of

/s/ Finbarr Griffin
GOODBODY CORPORATE FINANCE

For and on behalf of

/s/ Seth Schelin
J.P. MORGAN plc